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                    CONSENT OF INDEPENDENT PUBLIC AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-1) of Complete Management, Inc. for the registration of $5,750,000 of convertible senior subordinated debentures due 2003, of the reference to our firm under the captions "Experts" and "Selected Financial Data" in the Registration Statement (Amendment No. 1 to Form S-1 No. 333-4262) and related Prospectus of Complete Management, Inc., and to the incorporation by reference therein of our reports dated March 26, 1996 and April 26, 1996 with respect to the financial statements of Complete Management, Inc. and Medical Management, Inc., respectively, included in the Registration Statement (Amendment No. 1 to Form S-1 No. 333-4262) and related Prospectus of Complete Management, Inc.
                                          ARTHUR ANDERSEN LLP

New York, New York
June 5, 1996